Exhibit 99.1
Resource Center: 1-800-732-6643

Contacts:	Gordon Runté
202-752-8128

Todd Davenport
202-752-5115

Number:	4957a

Date:	February 26, 2010
Fannie Mae Reports Fourth-Quarter and Full-Year 2009 Results
WASHINGTON, DC — Fannie Mae (FNM/NYSE) reported a net loss of $15.2 billion in the fourth quarter of 2009, compared with a net loss of $18.9 billion in the third quarter of 2009. Including $1.2 billion of dividends on our senior preferred stock held by the U.S. Department of Treasury, the net loss attributable to common stockholders was $16.3 billion, or ($2.87) per diluted share, in the fourth quarter of 2009, compared with a loss of $19.8 billion, or ($3.47) per diluted share, in the third quarter of 2009. Our fourth-quarter results were driven primarily by credit expenses, which declined from the third quarter but remained at an elevated level, and our recognition of a $5.0 billion loss on our low income housing tax credit investments.
For the full year of 2009, Fannie Mae reported a net loss of $72.0 billion, compared with a loss of $58.7 billion for 2008. Including $2.5 billion of dividends on our senior preferred stock, the net loss attributable to common stockholders was $74.4 billion, or ($13.11) per diluted share, compared with $59.8 billion, or ($24.04) per diluted share, for 2008.
The fourth-quarter loss resulted in a net worth deficit of $15.3 billion as of December 31, 2009, taking into account unrealized gains on available-for-sale securities during the fourth quarter. As a result, on February 25, 2010, the Acting Director of the Federal Housing Finance Agency submitted a request for $15.3 billion from Treasury on the company’s behalf. FHFA has requested that Treasury provide the funds on or prior to March 31, 2010.
“Through this prolonged stress in the housing market, we are helping homeowners across the country, supporting affordable housing, and providing financing to keep the residential markets functioning,” said Fannie Mae President and CEO Mike Williams. “Our homeownership assistance initiatives grew significantly in 2009, reaching more than 3 million borrowers. We continue to work closely with our industry partners and the government to reach every borrower we can and to address rising foreclosures. Our overriding objective is keeping people in their homes whenever possible.

Fourth-Quarter and Full-Year 2009 Results	1

“At the same time, we want to help build a stronger foundation for housing in America by supporting sustainable homeownership. That means offering home buyers mortgages with terms that enable them to keep their homes, not just purchase them,” said Williams. “During 2009, we made changes to our pricing and eligibility criteria that we hope will advance an industry-wide focus on sustainability - and ultimately contribute to the recovery and long-term health of the housing market. As a result, we have seen a substantial improvement in the credit characteristics of loans that we acquired in 2009. While it is too early to predict the ultimate performance of these loans, we believe that the credit risk characteristics of our 2009 loan acquisitions are the strongest for any acquisition year in the past decade.”
We are concentrating our efforts on reducing our credit losses by using a range of homeownership assistance initiatives to address delinquent mortgages, starting with alternatives, such as modifications, that permit people to stay in their homes. During 2009, we completed 200,339 loan workouts and initiated 333,300 trial modifications on Fannie Mae loans under the Home Affordable Modification Program. During the fourth quarter, we focused our Making Home Affordable Program efforts on working with servicers to convert trial modifications under the Home Affordable Modification Program into permanent modifications. Additionally, in 2009, we acquired or guaranteed approximately 2,484,000 loans that were refinancings, including approximately 329,000 loans refinanced through our Refi PlusTM initiatives, of which approximately 104,000 loans were refinanced under the Home Affordable Refinance Program.
We continue to support liquidity and affordability in the secondary mortgage market through our guaranty and capital markets businesses. We also took steps to improve the risk profile of new acquisitions in our single-family book of business, specifically by changing pricing and eligibility standards during 2008 and early 2009. For 2009 loan acquisitions by our single-family business, the weighted average original loan-to-value ratio was 67 percent and the weighted average FICO credit score was 761, while refinancings constituted 80 percent of acquisitions, interest-only loans were 1 percent, and acquisitions of subprime and Alt-A loans were not statistically significant. In 2007, our worst-performing acquisition year during the past decade, the weighted average original loan-to-value ratio was 75 percent and the weighted average FICO credit score was 716, while refinancings constituted 50 percent of acquisitions, interest-only loans were 16 percent, and subprime and Alt-A loans were 17 percent. The ultimate performance of loans acquired in 2009 will also be affected by macroeconomic trends, including unemployment, the economy, and house prices.
Our mortgage credit book of business was $3.23 trillion as of December 31, 2009, unchanged from September 30, 2009, and up from $3.11 trillion on December 31, 2008. New business acquisitions — Fannie Mae MBS issuances acquired by others and our mortgage portfolio purchases — were $173.7 billion in the fourth quarter, compared with $234.7 billion in the third quarter. New business acquisitions were $823.6 billion for all of 2009, which included financing for approximately 3,125,000 conventional single-family loans and approximately 372,000 multifamily units. Our estimated market share of new single-family mortgage-related securities issuance was 38.9 percent in the fourth quarter of 2009.

Fourth-Quarter and Full-Year 2009 Results	2

Summary of Fourth-Quarter and Full-Year 2009 Financial Results

(dollars in millions, except per share amounts)	4Q09	3Q09	Variance	2009	2008	Variance
Net interest income	$3,697	$3,830	$(133)	$14,510	$8,782	$5,728
Guaranty fee income	1,877	1,923	(46)	7,211	7,621	(410)
Trust management income	4	12	(8)	40	261	(221)
Fee and other income	186	182	4	733	772	(39)

Net revenues	5,764	5,947	(183)	22,494	17,436	5,058
Investment gains (losses), net(1)	495	785	(290)	1,458	(246)	1,704
Net other-than-temporary impairments(1)	(2,516)	(939)	(1,577)	(9,861)	(6,974)	(2,887)
Fair value losses, net	(638)	(1,536)	898	(2,811)	(20,129)	17,318
Losses from partnership investments	(5,287)	(520)	(4,767)	(6,735)	(1,554)	(5,181)
Administrative expenses	(612)	(562)	(50)	(2,207)	(1,979)	(228)
Credit-related expenses	(11,920)	(21,960)	10,040	(73,536)	(29,809)	(43,727)
Other non-interest expenses	(701)	(242)	(459)	(1,809)	(1,315)	(494)

Net losses and expenses	(21,179)	(24,974)	3,795	(95,501)	(62,006)	(33,495)
Loss before federal income taxes and extraordinary losses	(15,415)	(19,027)	3,612	(73,007)	(44,570)	(28,437)
Benefit (provision) for federal income taxes	242	143	99	985	(13,749)	14,734
Extraordinary losses, net of tax effect	—	—	—	—	(409)	409

Net loss	(15,173)	(18,884)	3,711	(72,022)	(58,728)	(13,294)

Less: Net (income) loss attributable to the noncontrolling interest	(2)	12	(14)	53	21	32

Net loss attributable to Fannie Mae	$(15,175)	$(18,872)	$3,697	$(71,969)	$(58,707)	$(13,262)
Preferred stock dividends and issuance costs at redemption	(1,151)	(883)	(268)	(2,474)	(1,069)	(1,405)

Net loss attributable to common stockholders	$(16,326)	$(19,755)	$3,429	$(74,443)	$(59,776)	$(14,667)

Diluted loss per common share	$(2.87)	$(3.47)	$0.60	$(13.11)	$(24.04)	$10.93

(1)	Prior to the April 2009 change in accounting for impairments described in our annual report on Form 10-K for the period ended December 31, 2009, net other-than-temporary impairments also included the non-credit portion, which in subsequent periods is recorded in other comprehensive income. Certain prior period amounts have been reclassified to conform with the current period presentation.
Net revenue was $5.8 billion in the fourth quarter of 2009, down 3 percent from $5.9 billion in the third quarter of 2009:
•	Net interest income was $3.7 billion, down 3 percent from $3.8 billion in the third quarter of 2009, primarily due to a slight decline in the average balance of our interest-earning assets. For the year, net interest income was $14.5 billion, up 65 percent from 2008.

•	Guaranty fee income was $1.88 billion, down 2 percent from $1.92 billion in the third quarter of 2009, due to lower fair value adjustments on buy-ups and certain guaranty assets. For the year, guaranty fee income was $7.2 billion, down 5 percent from 2008.
For the year, net revenue was $22.5 billion, up 29 percent from $17.4 billion in 2008.
Credit-related expenses, which are the total provision for credit losses plus foreclosed property expense, were $11.9 billion in the fourth quarter, compared with $22.0 billion in the third quarter of 2009. The provision for credit losses declined to $12.2 billion in the fourth quarter of 2009 from $21.9 billion in the third quarter because we did not build our combined loss reserves, which represent our estimate of probable losses incurred but not yet recognized in our guaranty book of business. The factors underlying the slight decline in our combined loss reserves are described below. For the year, credit-related expenses were $73.5 billion, compared with $29.8 billion in 2008.

Fourth-Quarter and Full-Year 2009 Results	3

The pace of our loan workouts increased in the fourth quarter, particularly modifications. In most cases, we must purchase a loan from our MBS trusts to modify it, at which point we recognize a fair value loss associated with acquiring a credit-impaired loan. Recognizing these fair value losses, which typically meet or exceed the actual credit losses we ultimately realize, has the effect of reducing the inherent losses that remain in our guaranty book of business, and consequently, reduces our combined loss reserves. We recognized $9.1 billion of fair value losses associated with acquiring credit-impaired loans in the fourth quarter, compared with $7.7 billion in the third quarter. For accounting purposes, these fair value losses are reflected in net charge-offs, which were $13.2 billion in the fourth quarter, compared with $11.1 billion in the third quarter. For the year, fair value losses associated with acquiring credit-impaired loans were $20.3 billion, compared with $2.1 billion in 2008.
Under new accounting standards that are effective January 1, 2010 (see “MBS Consolidation” below), we will no longer recognize the acquisition of loans from the MBS trusts that we have consolidated as a purchase with an associated fair value loss for the difference between the fair value of the acquired loan and its acquisition cost, as these loans will already be reflected on our consolidated balance sheet.
The rate of increase in seriously delinquent loans in our single-family book of business (loans that are 90 or more days delinquent or in the process of foreclosure) stabilized during the fourth quarter, as the pace of new SDQs decreased, and the rate at which loans transitioned out of SDQ accelerated due to increases in foreclosure-prevention efforts and foreclosures. Also, our loss severities, which represent the unpaid principal balances of loans that we believe will not be recovered in the event of defaults, improved in the fourth quarter due to stabilizing house prices.
Due to the increased recognition of fair value losses associated with acquiring credit impaired loans, stabilized SDQ rates, and improved loss severities, our combined loss reserves decreased slightly to $64.9 billion as of December 31, 2009, compared with $65.9 billion as of September 30, 2009. The combined loss reserves were 2.10 percent of our guaranty book of business as of December 31, 2009, compared with 2.14 percent as of September 30, 2009.
Although there have been signs of stabilization in the housing market and economy, we expect that our credit-related expenses will remain high in the near term due in large part to the stress of high unemployment and underemployment on borrowers and the fact that many borrowers who owe more on their mortgagees than their houses are worth are defaulting. However, we believe that, absent further economic deterioration, credit-related expenses will be less in 2010 than in 2009.
Total nonperforming loans in our guaranty book of business were $216.5 billion as of December 31, 2009, compared with $198.3 billion on September 30, 2009, and $119.2 billion on December 31, 2008. The carrying value of our foreclosed properties was $8.7 billion, compared with $7.3 billion on September 30, 2009, and $6.6 billion on December 31, 2008.

Fourth-Quarter and Full-Year 2009 Results	4

Loss on low income housing tax credit investments was $5.0 billion in the fourth quarter. We generally receive tax benefits (tax credits and tax deductions for net operating losses) on our LIHTC investments that we have historically used to reduce our income tax expense. Given our current tax position, it is unlikely that we will be able to use the tax benefits that we expect to receive in the future from these LIHTC investments. In November 2009, Treasury notified FHFA and us that it did not consent to our proposed transfer of equity interests in our LIHTC investments to third-party investors. After subsequent consultation with Treasury, FHFA has informed us that we may not sell or transfer our LIHTC partnership interests and FHFA sees no disposition options. Therefore, we no longer have both the intent and ability to sell or otherwise transfer our LIHTC investments for value. As a result, we recognized a loss of $5.0 billion during the fourth quarter of 2009 to reduce our carrying value of these investments to zero.
Net fair value losses were $638 million in the fourth quarter, compared with net fair value losses of $1.5 billion in the third quarter. Fair value losses on our derivatives declined due to increases in swap rates and lower losses on our mortgage commitments, but were partially offset by a lower level of fair value gains on our trading securities.
For the year, net fair value losses were $2.8 billion, compared with $20.1 billion of net fair value losses in 2008. In 2009, we recognized $3.7 billion of fair value gains on our trading securities, compared with $7.0 billion of fair value losses on these securities in 2008. These gains, which were attributable primarily to spread tightening on most asset classes, were partially offset by losses due to an increase in rates. Fair value losses on our derivatives were $6.4 billion in 2009, compared with $15.4 billion of such losses in 2008, primarily due to a reduction of rate related losses.
Net other-than-temporary impairment was $2.5 billion in the fourth quarter, compared with $939 million in the third quarter, as we increased our estimate for projected losses on our private-label securities to more closely align with the observed deterioration of the loans underlying the securities. For the year, net other-than-temporary impairment was $9.9 billion, compared with $7.0 billion in 2008.
We provide further discussion of our financial results and condition, credit performance, fair value balance sheets and other matters in our annual report on Form 10-K for the year ended December 31, 2009, which was filed today with the Securities and Exchange Commission. Further information about our credit performance, the characteristics of our guaranty book of business, the drivers of our credit losses, our foreclosure-prevention efforts, and other measures is contained in the “2009 Credit Supplement” on Fannie Mae’s Web site, www.fanniemae.com.

Fourth-Quarter and Full-Year 2009 Results	5

Net Worth and U.S. Treasury Funding
As noted above, the Acting Director of FHFA has requested $15.3 billion of funds from Treasury on our behalf under the terms of the senior preferred stock purchase agreement between Fannie Mae and Treasury to eliminate our net worth deficit as of December 31, 2009.
On December 31, 2009, Treasury provided to us $15.0 billion to cure our net worth deficit as of September 30, 2009. As a result of this draw, the aggregate liquidation preference of the senior preferred stock increased from $45.9 billion to $60.9 billion as of December 31, 2009. It will increase to $76.2 billion upon the receipt of funds from Treasury to eliminate our fourth-quarter 2009 net worth deficit.
On December 24, 2009, Treasury amended the senior preferred stock purchase agreement. Under the terms of the amended agreement, the cap on Treasury’s funding commitment to us will increase as necessary to accommodate any net worth deficits for calendar quarters in 2010 through 2012. For any net worth deficits after December 31, 2012, Treasury’s remaining funding commitment will be $124.8 billion, less any positive net worth as of December 31, 2012.
We expect to have a net worth deficit in future periods, and therefore will be required to obtain additional funding from Treasury pursuant to the senior preferred stock purchase agreement. Our senior preferred stock dividend obligation, potentially substantial commitment fees payable to Treasury starting in 2010, and our effective inability to pay down draws under the senior preferred stock purchase agreement will have a significant adverse impact on our future financial position and net worth.
Fair Value Update
Our estimated fair value net asset deficit was $98.8 billion as of December 31, 2009, compared with a deficit of $90.4 billion as of September 30, 2009, and $105.2 billion as of December 31, 2008. The deficit as of December 31, 2009 reflected the benefit of $15.0 billion of capital received from Treasury in the fourth quarter under the senior preferred stock purchase agreement. Excluding the benefit of capital received from the Treasury in the fourth quarter, the estimated fair value of our net assets decreased by $23.4 billion in the fourth quarter. The quarterly decline was driven by continued deterioration in the fair value of our guaranty book of business, which was due largely to increases in overall loan delinquencies and in the mark-to-market loan-to-value ratios on those loans, offset by tighter spreads on mortgage assets.

Fourth-Quarter and Full-Year 2009 Results	6

Homeowner Assistance Initiatives
During 2009, we continued to focus our homeowner assistance efforts on the Making Home Affordable Program, including the Home Affordable Modification Program and the Home Affordable Refinance Program.
Our assistance initiatives are designed around retention strategies, including modifications, repayment and forbearance plans, and HomeSaver Advances; foreclosure alternatives, including preforeclosure sales and deeds in lieu of foreclosure; and efforts to expand the pool of borrowers eligible for mortgage refinances.
During the fourth quarter of 2009, Fannie Mae, in conjunction with our servicing partners, took the following home-retention and foreclosure-prevention actions:
•	Loan modifications, including HAMP modifications, of 41,759, compared with 27,686, in the third quarter of 2009. This figure does not include HAMP modifications in trial periods. For the year, there were 98,575 loan modifications, compared with 33,388 in 2008.

•	Repayment plans/forbearances completed of 5,353, compared with 5,398 in the third quarter of 2009. For the year, completed repayment plans/forbearances were 22,948, compared with 7,892 in 2008.

•	HomeSaver Advance™ loans of 2,759, compared with 4,347 in the third quarter of 2009. The decline reflects our continued emphasis on targeting permanent changes in loan terms, as well as our requirement that all potential loan workouts first be evaluated under HAMP before being considered for other workout alternatives. We do not believe that HomeSaver Advance loans will represent a significant proportion of our loan workouts going forward. For the year, there were 39,199 HomeSaver Advances, compared with 70,967 in 2008.

•	Preforeclosure sales and deeds-in-lieu of foreclosure of 13,459, compared with 11,827 in the third quarter of 2009. We have increasingly relied on these foreclosure alternatives as a growing number of borrowers have faced longer-term economic hardships and home price declines have increased the proportion of borrowers with negative equity. For the year, there were 39,617 preforeclosure sales and deeds-in-lieu of foreclosure, compared with 11,696 in 2008.
During the fourth quarter of 2009, we acquired or guaranteed approximately 426,000 loans that were refinances, compared with 626,000 refinances in the third quarter. For the year, we acquired or guaranteed approximately 2,484,000 loans that were refinances, an increase of 60 percent from 1,553,000 in 2008.

Fourth-Quarter and Full-Year 2009 Results	7

Home Affordable Modification Program
As of December 31, 2009, approximately 291,000 Fannie Mae loans were in trial modification periods under the Home Affordable Modification Program, as reported by servicers to the system of record for the program. The number of our HAMP trials increased substantially in the third and fourth quarters of 2009, and we expect our permanent HAMP modifications to increase significantly as trial periods are completed and permanent modification offers are extended. However, it is difficult to predict how many of these trial modifications will be completed.
Because of the unprecedented nature of the circumstances that led to the Making Home Affordable Program, we cannot quantify what the impact would have been on Fannie Mae if the Making Home Affordable Program had not been introduced. We do not know how many loans we would have modified under alternative programs, what the terms or costs of those modifications would have been, or how many foreclosures would have resulted nationwide, and at what pace, and the impact on housing prices if the program had not been put in place.
In addition to participating in the Home Affordable Modification Program, Fannie Mae serves as the program administrator on behalf of Treasury. As of December 31, 2009, more than 100 servicers had signed up to offer modifications on non-agency loans under the program.
Home Affordable Refinance Program
In the fourth quarter, approximately 109,000 Fannie Mae loans were refinanced through our Refi Plus initiatives, compared with 136,000 in the third quarter. Included in those totals were approximately 42,000 loans that were refinanced under the Home Affordable Refinance Program during the fourth quarter and 46,000 in the third quarter. For the year, approximately 329,000 loans were refinanced through our Refi Plus initiatives, of which approximately 104,000 loans were refinanced under the Home Affordable Refinance Program.
On average, borrowers who refinanced during 2009 through our Refi Plus initiatives reduced their monthly mortgage payments by $153, or $1,836 annually. In addition, borrowers refinancing under the Home Affordable Refinance Program were able to benefit from lower levels of mortgage insurance and higher loan-to-value ratios than what would have been allowed under traditional standards.
Additional information about the Home Affordable Modification Program and the Home Affordable Refinance Program, including a description of eligibility requirements, is available at www.MakingHomeAffordable.gov.

Fourth-Quarter and Full-Year 2009 Results	8

Foreclosure Activity
We require all problem loans first be evaluated under HAMP before being considered for other workout alternatives, and we require our servicers to exhaust all other workout alternatives before proceeding to foreclosure. However, the weak economy and rise in unemployment rates, as well as the declines in home prices on a national basis, have resulted in an increase in the percentage of our mortgage loans that transition from delinquent to foreclosure status. We acquired 47,189 single-family real estate-owned properties through foreclosure in the fourth quarter of 2009, compared with 40,959 in the third quarter of 2009. We acquired 145,617 properties through foreclosure in 2009, compared with 94,652 in 2008. As of December 31, 2009, our inventory of single-family REO properties was 86,155, compared with 72,275 at the end of the third quarter of 2009, and 63,538 as of December 31, 2008.
Our single-family foreclosure rate, which reflects the annualized number of single-family properties acquired through foreclosure as a percentage of the total number of loans in our conventional single-family mortgage credit book of business, was 1.03 percent on an annualized basis in the fourth quarter of 2009, compared with 0.89 percent in the third quarter of 2009. Our single-family foreclosure rate was 0.80 percent for 2009, compared with 0.52 percent for 2008.
Although we have expanded our initiatives to keep borrowers in their homes, we expect our foreclosures to increase in 2010 as a result of the weak economy and high unemployment and their effect on the financial condition of borrowers.
Liquidity and Funding Update
During 2009, we experienced strong demand for our debt securities, and we believe our ready access to long-term debt funding has been due to actions taken by the federal government to support us and the financial markets. That support and our status as a government-sponsored enterprise continue to be essential to maintaining our access to the unsecured debt markets. The Treasury credit facility that we entered into in September 2008 terminated on December 31, 2009 in accordance with its terms. Fannie Mae did not request any funds or borrow any amounts under the Treasury credit facility. Despite the expiration of the Treasury credit facility and MBS purchase program and the scheduled expiration of the Federal Reserve purchase programs, as of the date of this release, demand for our long-term debt securities continues to be strong.
Business Segment Results
Fannie Mae conducts its activities through three complementary businesses: Single-Family Credit Guaranty, Housing and Community Development (HCD), and Capital Markets. Our Single-Family Credit Guaranty business works with our lender customers to securitize single-family mortgage loans into Fannie Mae MBS and to facilitate the purchase of single-family mortgage loans for our mortgage portfolio. HCD works with our lender customers to securitize multifamily mortgage loans into Fannie Mae MBS and to facilitate the purchase of multifamily mortgage loans for our mortgage portfolio. Our HCD business also makes debt and equity investments to increase the supply of affordable housing. Our Capital Markets group manages our investment activity in mortgage loans, mortgage-related securities and other investments.

Fourth-Quarter and Full-Year 2009 Results	9

Single-Family Credit Guaranty book of business was $2.91 trillion, compared with $2.90 trillion on September 30, 2009, and $2.80 trillion on December 31, 2008. Single-family guaranty fee income was $2.1 billion for the fourth quarter of 2009, unchanged from the third quarter of 2009. The Single-Family business lost $9.6 billion in the fourth quarter, compared with $19.5 billion in the third quarter of 2009, with the sequential-quarter improvement due to the reduction in credit-related expenses as described above. On an annual basis, however, credit-related expenses for the Single-Family business increased to $71.3 billion in 2009 from $29.7 billion in 2008. The yearly increase was due to the general deterioration in our guaranty book of business during both 2009 and 2008, reflecting the combination of high unemployment and the prolonged downturn in the housing market, as well as an annual increase in loss severities primarily as a result of the decline in home prices. For the year, the Single-Family business lost $63.8 billion, compared with $27.1 billion in 2008, due primarily to the increase in credit-related expenses.
Housing and Community Development’s multifamily guaranty book of business was $185.3 billion as of December 31, 2009, compared with $183.0 billion on September 30, 2009 and $173.3 billion on December 31, 2008. Due primarily to the loss on our LIHTC partnership investments, HCD recorded $5.3 billion of losses on partnership investments during the fourth quarter of 2009, compared with $520 million in the third quarter of 2009. HCD’s credit-related expenses were $977 million in the fourth quarter of 2009, compared with $304 million in the third quarter of 2009. The provision for credit losses of $961 million exceeded net charge-offs of $90 million by $871 million, as we continued to build our multifamily loss reserves during the fourth quarter of 2009 to $2.0 billion as of December 31, 2009. HCD lost $6.2 billion in the fourth quarter of 2009, compared with $870 million in the third quarter of 2009. For the year, HCD lost $9.0 billion, compared with $2.2 billion in 2008, driven by losses on our LIHTC partnership investments and the increase in the provision for credit losses to build our multifamily loss reserves.
Capital Markets’ net interest income was $3.7 billion in the fourth quarter of 2009, unchanged from the third quarter of 2009. For the year, net interest income was $14.3 billion, compared with $8.7 billion in 2008. Fair value losses were $638 million in the fourth quarter of 2009, compared with $1.5 billion in the third quarter of 2009. Net other-than-temporary impairment was $2.5 billion in the fourth quarter of 2009, compared with $939 million in the third quarter of 2009. The net mortgage investment portfolio balance was $734.8 billion, compared with $766.4 billion on September 30, 2009, resulting from purchases of $69.2 billion, liquidations of $27.0 billion, and sales of $62.9 billion during the quarter. Capital Markets earned $572 million in the fourth quarter of 2009, compared with $1.5 billion in the third quarter of 2009. For the year, Capital Markets earned $857 million, compared with a loss of $29.4 billion in 2008.

Fourth-Quarter and Full-Year 2009 Results	10

MBS Consolidation
Effective January 1, 2010, we adopted new accounting standards for transfers of financial assets and consolidation, which will have a major impact on the presentation of our consolidated financial statements. The new standards require that we consolidate the substantial majority of our MBS trusts and record the underlying assets (typically mortgage loans) and debt (typically Fannie Mae MBS certificates) of these trusts as assets and liabilities on our consolidated balance sheet. As a result, we expect to reflect approximately 18 million loans on our consolidated balance sheet as of January 31, 2010, compared with approximately two million loans as of December 31, 2009. The unpaid principal balance amounts we consolidated related to MBS trusts increased both our total assets and our total liabilities by approximately $2.4 trillion effective January 1, 2010.
Although these new accounting standards do not change the economic risk to our business, specifically our exposure to liquidity, credit, and interest rate risks, the transition adjustment recorded to accumulated deficit as of January 1, 2010 to reflect the cumulative effect of adopting these new standards will affect our net worth. We estimate the decrease to our total deficit to be between $2 billion and $4 billion as a result of adoption effective January 1, 2010.
# # #
Certain statements in this news release may be considered forward-looking statements within the meaning of the federal securities laws, including those relating to future market conditions; our future performance, including credit losses and credit-related expenses, and net worth; our receipt of funds from Treasury under the senior preferred stock purchase agreement; our future access to debt funding; our future accounting and its impact; the impact of and activity in and updates to the Making Home Affordable Program; our future plans; and our future business activities. Although Fannie Mae believes that the expectations set forth in these statements are based upon reasonable assumptions, future conditions and events may differ materially from what is indicated in any forward-looking statements. Factors that could cause actual conditions or events to differ materially from those described in these forward-looking statements include, but are not limited to, legislative or other governmental actions relating to our business or the financial markets; our ability to manage our business to a positive net worth; adverse effects from activities we undertake, such as the Making Home Affordable Program and other federal government initiatives, to support the mortgage market and help borrowers; the investment by Treasury and its effect on our business; future amendments and guidance by the FASB; changes in the structure and regulation of the financial services industry, including government efforts to improve economic conditions; our ability to access the debt capital markets; the conservatorship and its effect on our business (including our business strategies and practices); continued weakness in the housing, credit and financial markets; the depth and duration of the housing market weakness, including the extent of home price declines on a national and regional basis; the depth and duration of weak economic conditions, including unemployment rates; the level and volatility of interest rates and credit spreads; the adequacy of our combined loss reserves; pending government investigations and litigation; changes in management; the accuracy of subjective estimates used in critical accounting policies; and other factors described in Fannie Mae’s annual report on Form 10-K for the year ended December 31, 2009, including the “Risk Factors” and “Forward-Looking Statements” sections of these reports.
Fannie Mae exists to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to enhance the liquidity of the mortgage market by providing funds to mortgage bankers and other lenders so that they may lend to home buyers. Our job is to help those who house America.

Fourth-Quarter and Full-Year 2009 Results	11

ANNEX I

FANNIE MAE
(In conservatorship)

Consolidated Balance Sheets
(Dollars in millions, except share amounts)

	As of December 31,
	2009	2008

ASSETS
Cash and cash equivalents	$6,812	$17,933
Restricted cash	3,070	529
Federal funds sold and securities purchased under agreements to resell	53,684	57,418
Investments in securities:
Trading, at fair value (includes Fannie Mae MBS of $74,750 and $58,006, respectively)	111,939	90,806
Available-for-sale, at fair value (includes Fannie Mae MBS of $154,419 and $176,244, respectively, and securities pledged as collateral that may be sold or repledged of $1,148 and $720, respectively)	237,728	266,488

Total investments in securities	349,667	357,294

Mortgage loans:
Loans held for sale, at lower of cost or fair value	18,462	13,270
Loans held for investment, at amortized cost (includes loans pledged as collateral that may be sold or repledged of $1,947 as of December 31, 2009)	386,024	415,065
Allowance for loan losses	(10,461)	(2,923)

Total loans held for investment, net of allowance	375,563	412,142

Total mortgage loans	394,025	425,412
Advances to lenders	5,449	5,766
Accrued interest receivable	4,293	3,816
Acquired property, net	9,142	6,918
Derivative assets, at fair value	1,474	869
Guaranty assets	8,356	7,043
Deferred tax assets, net	909	3,926
Partnership investments	2,372	9,314
Servicer and MBS trust receivable	18,329	6,482
Other assets	11,559	9,684

Total assets	869,141	$912,404

LIABILITIES AND EQUITY (DEFICIT)
Liabilities:
Accrued interest payable	4,980	5,947
Federal funds purchased and securities sold under agreements to repurchase	—	77
Short-term debt (includes debt at fair value of $- and $4,500, respectively)	200,437	330,991
Long-term debt (includes debt at fair value of $3,274 and $21,565, respectively)	574,117	539,402
Derivative liabilities, at fair value	1,029	2,715
Reserve for guaranty losses (includes $4,772 and $1,946, respectively, related to Fannie Mae MBS included in Investments in securities)	54,430	21,830
Guaranty obligations (includes $595 and $755, respectively, related to Fannie Mae MBS included in Investments in securities)	13,996	12,147
Partnership liabilities	2,541	3,243
Servicer and MBS trust payable	25,872	6,350
Other liabilities	7,020	4,859

Total liabilities	884,422	927,561

Commitments and contingencies (Note 20)	—	—
Equity (Deficit):
Fannie Mae stockholders’ equity (deficit):
Senior preferred stock, 1,000,000 shares issued and outstanding	60,900	1,000
Preferred stock, 700,000,000 shares are authorized—579,735,457 and 597,071,401 shares issued
and outstanding, respectively	20,348	21,222
Common stock, no par value, no maximum authorization—1,265,674,761 and 1,238,880,988 shares
issued, respectively; 1,113,358,051 and 1,085,424,213 shares outstanding, respectively	664	650
Additional paid-in capital	2,083	3,621
Accumulated deficit	(90,237)	(26,790)
Accumulated other comprehensive loss	(1,732)	(7,673)
Treasury stock, at cost, 152,316,710 and 153,456,775 shares, respectively	(7,398)	(7,344)

Total Fannie Mae stockholders’ deficit	(15,372)	(15,314)

Noncontrolling interest	91	157

Total deficit	(15,281)	(15,157)

Total liabilities and equity (deficit)	869,141	$912,404

See Notes to Consolidated Financial Statements

FANNIE MAE
(In conservatorship)

Consolidated Statements of Operations
(Dollars and shares in millions, except per share amounts)

	For the Year Ended
	December 31,
	2009	2008	2007

Interest income:
Trading securities	$3,859	$5,878	$2,051
Available-for-sale securities	13,618	13,214	19,442
Mortgage loans	21,521	22,692	22,218
Other	357	1,339	1,055

Total interest income	39,355	43,123	44,766

Interest expense:
Short-term debt	2,306	7,815	8,999
Long-term debt	22,539	26,526	31,186

Total interest expense	24,845	34,341	40,185

Net interest income	14,510	8,782	4,581

Guaranty fee income (includes imputed interest of $1,333, $1,423 and $1,278, respectively)	7,211	7,621	5,071
Losses on certain guaranty contracts	—	—	(1,424)
Trust management income	40	261	588
Investment gains (losses), net	1,458	(246)	(53)
Other-than-temporary impairments	(9,057)	(6,974)	(814)
Less: Noncredit portion of other-than-temporary impairments recognized in
other comprehensive loss	(804)	—	—

Net other-than-temporary impairments	(9,861)	(6,974)	(814)
Fair value losses, net	(2,811)	(20,129)	(4,668)
Debt extinguishment losses, net	(325)	(222)	(47)
Losses from partnership investments	(6,735)	(1,554)	(1,005)
Fee and other income	733	772	965

Non-interest loss	(10,290)	(20,471)	(1,387)

Administrative expenses:
Salaries and employee benefits	1,133	1,032	1,370
Professional services	684	529	851
Occupancy expenses	205	227	263
Other administrative expenses	185	191	185

Total administrative expenses	2,207	1,979	2,669
Provision for credit losses	72,626	27,951	4,564
Foreclosed property expense	910	1,858	448
Other expenses	1,484	1,093	660

Total expenses	77,227	32,881	8,341

Loss before federal income taxes and extraordinary losses	(73,007)	(44,570)	(5,147)
Provision (benefit) for federal income taxes	(985)	13,749	(3,091)

Loss before extraordinary losses	(72,022)	(58,319)	(2,056)
Extraordinary losses, net of tax effect	—	(409)	(15)

Net loss	(72,022)	(58,728)	(2,071)
Less: Net loss attributable to the noncontrolling interest	53	21	21

Net loss attributable to Fannie Mae	(71,969)	(58,707)	(2,050)
Preferred stock dividends and issuance costs at redemption	(2,474)	(1,069)	(513)

Net loss attributable to common stockholders	$(74,443)	$(59,776)	$(2,563)

Loss per share—Basic and Diluted	$(13.11)	$(24.04)	$(2.63)
Cash dividends per common share	$—	$0.75	$1.90
Weighted-average common shares outstanding—Basic and Diluted	5,680	2,487	973

See Notes to Consolidated Financial Statements

FANNIE MAE
(In conservatorship)

Consolidated Statements of Cash Flows
(Dollars in millions)

	For the Year Ended December 31,
	2009	2008	2007

Cash flows (used in) provided by operating activities:
Net loss	$(72,022)	$(58,728)	$(2,071)
Reconciliation of net loss to net cash provided by operating activities:
Amortization of investment cost basis adjustments	(687)	(400)	(391)
Amortization of debt cost basis adjustments	3,255	8,589	9,775
Provision for credit losses	72,626	27,951	4,564
Valuation losses	4,530	13,964	612
Debt extinguishment losses, net	325	222	47
Debt foreign currency transaction (gains) losses, net	173	(230)	190
Losses on certain guaranty contracts	—	—	1,424
Losses from partnership investments	6,735	1,554	1,005
Current and deferred federal income taxes	(1,919)	12,904	(3,465)
Extraordinary losses, net of tax effect	—	409	15
Derivatives fair value adjustments	(1,105)	(1,239)	4,289
Purchases of loans held for sale	(109,684)	(56,768)	(34,047)
Proceeds from repayments of loans held for sale	2,413	617	594
Net decrease in trading securities, excluding non-cash transfers	11,976	72,689	62,699
Net change in:
Guaranty assets	(1,072)	2,089	(5)
Guaranty obligations	(903)	(5,312)	(630)
Other, net	(550)	(2,458)	(1,656)

Net cash (used in) provided by operating activities	(85,909)	15,853	42,949
Cash flows provided by (used in) investing activities:
Purchases of trading securities held for investment	(48,659)	(7,635)	—
Proceeds from maturities of trading securities held for investment	12,918	9,530	—
Proceeds from sales of trading securities held for investment	39,261	2,823	—
Purchases of available-for-sale securities	(165,103)	(147,337)	(126,200)
Proceeds from maturities of available-for-sale securities	48,096	33,369	123,462
Proceeds from sales of available-for-sale securities	306,598	146,630	76,055
Purchases of loans held for investment	(52,148)	(63,097)	(76,549)
Proceeds from repayments of loans held for investment	57,142	49,328	56,617
Advances to lenders	(79,163)	(81,483)	(79,186)
Proceeds from disposition of acquired property	22,667	10,905	5,714
Reimbursements to servicers for loan advances	(27,503)	(15,282)	(4,585)
Contributions to partnership investments	(688)	(1,507)	(3,059)
Proceeds from partnership investments	87	1,042	1,043
Net change in federal funds sold and securities purchased under agreements to resell	4,230	(9,793)	(38,926)

Net cash provided by (used in) investing activities	117,735	(72,507)	(65,614)
Cash flows (used in) provided by financing activities:
Proceeds from issuance of short-term debt	1,641,119	1,913,685	1,743,852
Payments to redeem short-term debt	(1,773,977)	(1,824,511)	(1,687,570)
Proceeds from issuance of long-term debt	289,864	243,557	193,238
Payments to redeem long-term debt	(257,329)	(267,225)	(232,978)
Repurchase of common and preferred stock	—	—	(1,105)
Proceeds from issuance of common and preferred stock	—	7,211	8,846
Payments of cash dividends on senior preferred stock to Treasury	(2,470)	(31)	—
Payments of cash dividends on common and preferred stock	—	(1,774)	(2,483)
Proceeds from senior preferred stock purchase agreement with Treasury	59,900	—	—
Net change in federal funds purchased and securities sold under agreements to repurchase	(54)	(266)	1,561
Excess tax benefits from stock-based compensation	—	—	6

Net cash (used in) provided by financing activities	(42,947)	70,646	23,367
Net (decrease) increase in cash and cash equivalents	(11,121)	13,992	702
Cash and cash equivalents at beginning of period	17,933	3,941	3,239

Cash and cash equivalents at end of period	$6,812	$17,933	$3,941

Cash paid during the period for:
Interest	$26,344	$35,959	$40,645
Income taxes	876	845	1,888
Non-cash activities:
Securitization-related transfers from mortgage loans held for sale to investments in securities	$119,151	$40,079	$27,707
Net transfers of loans held for investment to loans held for sale	7,334	(13,523)	(4,271)
Net consolidation transfers from investments in securities to mortgage loans held for sale	9,335	(1,429)	(260)
Net transfers from available-for-sale securities to mortgage loans held for sale	1,918	2,904	514
Transfers from advances to lenders to investments in securities (including transfers to trading securities
of $10,012, $40,660 and $70,156 for 2009, 2008, and 2007, respectively)	77,191	83,534	71,801
Net consolidation-related transfers from investments in securities to mortgage loans held for investment	3,929	(7,983)	(7,365)
Net mortgage loans acquired by assuming debt	—	167	2,756
Net transfers from mortgage loans to acquired property	5,707	4,272	3,025
Transfers to trading securities from the effect of adopting the FASB guidance on the fair value option for
financial instruments	—	56,217	—
Issuance of senior preferred stock and warrant to purchase common stock to Treasury	—	4,518	—

See Notes to Consolidated Financial Statements

FANNIE MAE
(In conservatorship)

Consolidated Statements of Changes in Equity (Deficit)
(Dollars and shares in millions, except per share amounts)

	Fannie Mae Stockholders’ Equity
								Retained	Accumulated
	Shares Outstanding						Additional	Earnings	Other		Non	Total
	Senior			Senior	Preferred	Common	Paid-In	(Accumulated	Comprehensive	Treasury	Controlling	Equity
	Preferred	Preferred	Common	Preferred	Stock	Stock	Capital	Deficit)	Loss	Stock	Interest	(Deficit)

Balance as of December 31, 2006	—	132	972	$—	$9,108	$593	$1,942	$37,955	$(445)	$(7,647)	$136	$41,642
Cumulative effect from the adoption of FASB guidance on the uncertainty in income taxes, net of tax	—	—	—	—	—	—	—	4	—	—	—	4

Balance as of January 1, 2007, adjusted	—	132	972	—	9,108	593	1,942	37,959	(445)	(7,647)	136	41,646
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	(8)	(8)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(2,050)	—	—	(21)	(2,071)
Other comprehensive income, net of tax effect:
Changes in net unrealized losses on
available-for sale securities (net of tax of $578)	—	—	—	—	—	—	—	—	(1,073)	—	—	(1,073)
Reclassification adjustment for other-than- temporary impairments recognized
in net loss (net of tax of $285)	—	—	—	—	—	—	—	—	529			529
Reclassification adjustment for gains included in net loss (net of tax of $282)	—	—	—	—	—	—	—	—	(523)	—	—	(523)
Unrealized gains on guaranty assets and guaranty fee buy-ups (net of tax of $13)	—	—	—	—	—	—	—	—	25	—	—	25
Amortization of net cash flow hedging losses (net of tax of $2)	—	—	—	—	—	—	—	—	(3)	—	—	(3)
Prior service cost and actuarial gains, net of amortization for defined benefit plans (net of tax of $73)	—	—	—	—	—	—	—	—	128	—	—	128

Total comprehensive loss												(2,988)
Common stock dividends ($1.90 per share)	—	—	—	—	—	—	—	(1,858)	—	—	—	(1,858)
Preferred stock dividends	—	—	—	—	—	—	—	(503)	—	—	—	(503)
Preferred stock issued	—	356	—	—	8,905	—	(94)	—	—	—	—	8,811
Preferred stock redeemed	—	(22)	—	—	(1,100)	—	—	—	—	—	—	(1,100)
Other	—	—	2	—	—	—	(17)	—	—	135	—	118

Balance as of December 31, 2007	—	466	974	—	16,913	593	1,831	33,548	(1,362)	(7,512)	107	44,118
Cumulative effect from the adoption of the FASB guidance on the fair value option for financial instruments and the FASB guidance on fair value measurement, net of tax	—	—	—	—	—	—	—	148	(93)	—	—	55

Balance as of January 1, 2008, adjusted	—	466	974	—	16,913	593	1,831	33,696	(1,455)	(7,512)	107	44,173
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	71	71
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(58,707)	—	—	(21)	(58,728)
Other comprehensive loss, net of tax effect:
Changes in net unrealized losses on
available-for sale securities (net of tax of $5,395)	—	—	—	—	—	—	—	—	(10,020)	—	—	(10,020)
Reclassification adjustment for other-than temporary impairments recognized
in net loss (net of tax of $2,441)	—	—	—	—	—	—	—	—	4,533			4,533
Reclassification adjustment for gains included in net loss (net of tax of $36)	—	—	—	—	—	—	—	—	(67)	—	—	(67)
Unrealized losses on guaranty assets and guaranty fee buy-ups	—	—	—	—	—	—	—	—	(342)	—	—	(342)
Amortization of net cash flow hedging gains	—	—	—	—	—	—	—	—	1	—	—	1
Prior service cost and actuarial loss, net of amortization for defined benefit plans	—	—	—	—	—	—	—	—	(323)	—	—	(323)

Total comprehensive loss												(64,946)
Common stock dividends ($0.75 per share)	—	—	—	—	—	—	—	(741)	—	—	—	(741)
Senior preferred stock dividends	—	—	—	—	—	—	(31)	—	—	—	—	(31)
Common stock issued	—	—	94	—	—	49	2,477	—	—	—	—	2,526
Common stock warrant issued	—	—	—	—	—	—	3,518	—	—	—	—	3,518
Preferred stock dividends declared	—	—	—	—	—	—	—	(1,038)	—	—	—	(1,038)
Senior preferred stock issued	1	—	—	1,000	—	—	—	—	—	—	—	1,000
Preferred stock issued	—	141	—	—	4,812	—	(127)	—	—	—	—	4,685
Conversion of convertible preferred stock into common stock	—	(10)	16	—	(503)	8	495	—	—	—	—	—
Treasury commitment	—	—	—	—	—	—	(4,518)	—	—	—	—	(4,518)
Other	—	—	1	—	—	—	(24)	—	—	168	—	144

	Fannie Mae Stockholders’ Equity
								Retained	Accumulated
	Shares Outstanding						Additional	Earnings	Other		Non	Total
	Senior			Senior	Preferred	Common	Paid-In	(Accumulated	Comprehensive	Treasury	Controlling	Equity
	Preferred	Preferred	Common	Preferred	Stock	Stock	Capital	Deficit)	Loss	Stock	Interest	(Deficit)

Balance as of December 31, 2008	1	597	1,085	1,000	21,222	650	3,621	(26,790)	(7,673)	(7,344)	157	(15,157)
Cumulative effect from the adoption of the FASB guidance on other-than-temporary impairments, net of tax	—	—	—	—	—	—	—	8,520	(5,556)	—	—	2,964
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	(13)	(13)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(71,969)	—	—	(53)	(72,022)
Other comprehensive loss, net of tax effect:
Changes in net unrealized losses on
available-for sale securities, (net of tax of $2,658)	—	—	—	—	—	—	—	—	4,936	—	—	4,936
Reclassification adjustment for other-than- temporary impairments recognized in net loss (net of tax of $3,441)	—	—	—	—	—	—	—	—	6,420	—	—	6,420
Reclassification adjustment for gains included in net loss (net of tax of $119)	—	—	—	—	—	—	—	—	(220)	—	—	(220)
Unrealized gains on guaranty assets and guaranty fee buy-ups	—	—	—	—	—	—	—	—	245	—	—	245
Amortization of net cash flow hedging gains	—	—	—	—	—	—	—	—	9	—	—	9
Prior service cost and actuarial gains, net of amortization for defined benefit plans	—	—	—	—	—	—	—	—	107	—	—	107

Total comprehensive loss												(60,525)
Senior preferred stock dividends	—	—	—	—	—	—	(2,470)	—	—	—	—	(2,470)
Increase to senior preferred liquidation preference	—	—	—	59,900	—	—	—	—	—	—	—	59,900
Conversion of convertible preferred stock into common stock	—	(17)	27	—	(874)	14	860	—	—	—	—	—
Other	—	—	1	—	—	—	72	2	—	(54)	—	20

Balance as of December 31, 2009	1	580	1,113	$60,900	$20,348	$664	$2,083	$(90,237)	$(1,732)	$(7,398)	$91	$(15,281)

Supplemental Non-GAAP Consolidated Fair Value Balance Sheets

	As of December 31, 2009				As of December 31, 2008
	GAAP				GAAP
	Carrying	Fair Value	Estimated		Carrying	Fair Value	Estimated
	Value	Adjustment(1)	Fair Value		Value	Adjustment(1)	Fair Value
	(Dollars in millions)

Assets:
Cash and cash equivalents	$9,882	$—	$9,882	(2)	$18,462	$—	$18,462	(2)
Federal funds sold and securities purchased
under agreements to resell	53,684	(28)	53,656	(2)	57,418	2	57,420	(2)
Trading securities	111,939	—	111,939	(2)	90,806	—	90,806	(2)
Available-for-sale securities	237,728	—	237,728	(2)	266,488	—	266,488	(2)
Mortgage loans:
Mortgage loans held for sale	18,462	655	19,117	(3)	13,270	351	13,621	(3)
Mortgage loans held for investment, net of allowance for loan losses	375,563	20,166	395,729	(3)	412,142	3,069	415,211	(3)
Guaranty assets of mortgage loans held in portfolio	—	2,936	2,936	(3)(4)	—	2,255	2,255	(3)(4)
Guaranty obligations of mortgage loans held in portfolio	—	(28,322)	(28,322	)(3)(4)	—	(11,396)	(11,396	)(3)(4)

Total mortgage loans	394,025	(4,565)	389,460	(2)(3)	425,412	(5,721)	419,691	(2)(3)
Advances to lenders	5,449	(305)	5,144	(2)	5,766	(354)	5,412	(2)
Derivative assets at fair value	1,474	—	1,474	(2)	869	—	869	(2)
Guaranty assets and buy-ups, net	9,520	5,104	14,624	(2)(4)	7,688	1,336	9,024	(2)(4)

Total financial assets	823,701	206	823,907	(2)	872,909	(4,737)	868,172	(2)
Master servicing assets and credit enhancements	651	5,917	6,568	(4)(5)	1,232	7,035	8,267	(4)(5)
Other assets	44,789	(163)	44,626	(5)(6)	38,263	(2)	38,261	(5)(6)

Total assets	$869,141	$5,960	$875,101		$912,404	$2,296	$914,700

Liabilities:
Federal funds purchased and securities sold under agreements to repurchase	$—	$—	$—	(2)	$77	$—	$77	(2)
Short-term debt	200,437 (7)	56	200,493	(2)	330,991 (7)	1,299	332,290	(2)
Long-term debt	574,117 (7)	19,616	593,733	(2)	539,402 (7)	34,879	574,281	(2)
Derivative liabilities at fair value	1,029	—	1,029	(2)	2,715	—	2,715	(2)
Guaranty obligations	13,996	124,586	138,582	(2)	12,147	78,728	90,875	(2)

Total financial liabilities	789,579	144,258	933,837	(2)	885,332	114,906	1,000,238	(2)
Other liabilities	94,843	(54,878)	39,965	(8)	42,229	(22,774)	19,455	(8)

Total liabilities	884,422	89,380	973,802		927,561	92,132	1,019,693
Equity (deficit):
Fannie Mae stockholders’ equity (deficit):
Senior preferred(9)	60,900	—	60,900		1,000	—	1,000
Preferred	20,348	(19,629)	719		21,222	(20,674)	548
Common	(96,620)	(63,791)	(160,411)		(37,536)	(69,162)	(106,698)

Total Fannie Mae stockholders’ deficit/non-GAAP fair value of net assets	$(15,372)	$(83,420)	$(98,792)		$(15,314)	$(89,836)	$(105,150)
Noncontrolling interests	91	—	91		157	—	157

Total deficit	(15,281)	(83,420)	(98,701)		(15,157)	(89,836)	(104,993)

Total liabilities and stockholders’ equity	$869,141	$5,960	$875,101		$912,404	$2,296	$914,700

Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

(1)	Each of the amounts listed as a “fair value adjustment” represents the difference between the carrying value included in our GAAP consolidated balance sheets and our best judgment of the estimated fair value of the listed item.

(2)	We determined the estimated fair value of these financial instruments in accordance with the FASB fair value guidance as described in “Note 19, Fair Value.”

(3)	For business segment reporting purposes, we allocate intra-company guaranty fee income to our Single-Family and HCD businesses for managing the credit risk on mortgage loans held in portfolio by our Capital Markets group and charge a corresponding fee to our Capital Markets group. In computing this intra-company allocation, we disaggregate the total mortgage loans reported in our GAAP consolidated balance sheets, which consists of “Mortgage loans held for sale” and “Mortgage loans held for investment, net of allowance for loan losses” into components that separately reflect the value associated with credit risk, which is managed by our guaranty businesses, and the interest rate risk, which is managed by our Capital Markets group. We report the estimated fair value of the credit risk components separately in our supplemental non-GAAP consolidated fair value balance sheets as “Guaranty assets of mortgage loans held in portfolio” and “Guaranty obligations of mortgage loans held in portfolio.” We report the estimated fair value of the interest rate risk components in our supplemental non-GAAP consolidated fair value balance sheets as “Mortgage loans held for sale” and “Mortgage loans held for investment, net of allowance for loan losses.” Taken together, these four components represent the estimated fair value of the total mortgage loans reported in our GAAP consolidated balance sheets. We believe this presentation provides transparency into the components of the fair value of the mortgage loans associated with the activities of our guaranty businesses and the components of the activities of our Capital Markets group, which is consistent with the way we manage risks and allocate revenues and expenses for segment reporting purposes. While the carrying values and estimated fair values of the individual line items may differ from the amounts presented in “Note 19, Fair Value” of the consolidated financial statements in this report, the combined amounts together equal the carrying value and estimated fair value amounts of total mortgage loans in Note 19.

(4)	In our GAAP consolidated balance sheets, we report the guaranty assets associated with our outstanding Fannie Mae MBS and other guarantees as a separate line item and include buy-ups, master servicing assets and credit enhancements associated with our guaranty assets in “Other assets.” On a GAAP basis, our guaranty assets totaled $8.4 billion and $7.0 billion as of December 31, 2009 and 2008, respectively. The associated buy-ups totaled $1.2 billion and $645 million as of December 31, 2009 and 2008, respectively. In our non-GAAP fair value balance sheets, we also disclose the estimated guaranty assets and obligations related to mortgage loans held in our portfolio. The aggregate estimated fair value of the guaranty obligation-related components totaled $4.2 billion and the guaranty asset-related components totaled $8.2 billion as of December 31, 2009 and 2008, respectively. These components represent the sum of the following line items in this table: (a) Guaranty assets of mortgage loans held in portfolio; (b) Guaranty obligations of mortgage loans held in portfolio, (c) Guaranty assets and buy-ups; and (d) Master servicing assets and credit enhancements. See “Critical Accounting Policies and Estimates—Fair Value Measurement—Fair Value of Guaranty Obligations.”

(5)	The line items “Master servicing assets and credit enhancements” and “Other assets” together consist of the assets presented on the following six line items in our GAAP consolidated balance sheets: (a) Accrued interest receivable; (b) Acquired property, net; (c) Deferred tax assets, net; (d) Partnership investments; (e) Servicer and MBS trust receivable and (f) Other assets. The carrying value of these items in our GAAP consolidated balance sheets together totaled $46.6 billion and $40.1 billion as of December 31, 2009 and 2008, respectively. We deduct the carrying value of the buy-ups associated with our guaranty obligation, which totaled $1.2 billion and $645 million as of December 31, 2009 and 2008, respectively, from “Other assets” reported in our GAAP consolidated balance sheets because buy-ups are a financial instrument that we combine with guaranty assets in our disclosure in “Note 19, Fair Value.” We have estimated the fair value of master servicing assets and credit enhancements based on our fair value methodologies described in Note 19.

(6)	The GAAP carrying values of other assets generally approximates fair value, except for our LIHTC partnership investments as of December 31, 2008. Our LIHTC partnership investments, including restricted cash from consolidations, had a carrying value of $6.3 billion and an estimated fair value of $6.5 billion as of December 31, 2008. As discussed in “Consolidated Results of Operations—Losses from Partnership Investments,” we recognized other-than-temporary impairment losses to reduce the carrying value of our LIHTC partnership investments to zero. Our LIHTC partnership investments carrying value of zero is included in the estimated fair value in the Fair Value Balance Sheet as of December 31, 2009.

(7)	Includes debt instruments that we elected to report at fair value in our GAAP consolidated balance sheets. We did not elect to report any short-term debt instruments at fair value as of December 31, 2009. Includes long-term debt with a reported fair value of $3.3 billion as of December 31, 2009. Includes short-term and long-term debt instruments with a reported fair value of $4.5 billion and $21.6 billion, respectively, as of December 31, 2008.

(8)	The line item “Other liabilities” consists of the liabilities presented on the following five line items in our GAAP consolidated balance sheets: (a) Accrued interest payable; (b) Reserve for guaranty losses; (c) Partnership liabilities;

(d) Servicer and MBS trust payable; and (e) Other liabilities. The carrying value of these items in our GAAP consolidated balance sheets together totaled $94.8 billion and $42.2 billion as of December 31, 2009 and 2008, respectively. The GAAP carrying values of these other liabilities generally approximate fair value. We assume that certain other liabilities, such as deferred revenues, have no fair value. Although we report the “Reserve for guaranty losses” as a separate line item on our consolidated balance sheets, it is incorporated into and reported as part of the fair value of our guaranty obligations in our non-GAAP supplemental consolidated fair value balance sheets.

(9)	The amount included in “estimated fair value” of the senior preferred stock is the liquidation preference, which is the same as the GAAP carrying value, and does not reflect fair value.